As filed with the Securities and Exchange Commission on August 2, 2018

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ExlService Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-0572194
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

2018 Omnibus Incentive Plan

(Full title of the plan)

Ajay Ayyappan

Deputy General Counsel and Corporate Secretary

280 Park Avenue, 38th Floor
New York, New York 10017

(Name and address of agent for service)

(212) 277-7100

(Telephone number, including area code, of agent for service)

Copy to:

Stephen Older

Rakesh Gopalan

McGuireWoods LLP

1251 Avenue of the Americas

New York, New York, 10020

(212) 548-2122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,192,319 shares	$61.03(2)	$194,827,229(2)	$24,256

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) which become issuable under 2018 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices of ExlService Holdings, Inc.’s Common Stock reported by the NASDAQ Global Select Market on July 27, 2018.

EXPLANATORY NOTE

ExlService Holdings, Inc. (the “Company” or “registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,192,319 shares of its common stock, par value $0.001 per share (“Common Stock”), that are reserved for issuance upon exercise of options granted, or in respect of awards to be granted, under the ExlService Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”). The Plan was adopted by the board of directors of the Company on April 12, 2018 and approved by the stockholders of the Company on June 15, 2018. The number of shares registered was calculated based on, as specified under the Plan, 3,175,000 shares of Common Stock minus one share of Common Stock for every one share of Common Stock subject to an award granted under the Company’s prior equity compensation plan (the “Prior Plan”) after March 15, 2018 and prior to the Plan’s adoption by the Company’s stockholders, plus the shares of Common Stock subject to an award under the Prior Plan that expired, was forfeited, or otherwise terminated, or settled in cash, after March 15, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Company Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to ExlService Holdings, Inc., 280 Park Avenue, 38th Floor, New York, New York 10017, Attention: General Counsel; Telephone number (212) 277-7100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018.

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on February 6, 2018, February 23, 2018, February 27, 2018, March 1, 2018, May 1, 2018 (two reports), May 3, 2018, June 20, 2018, July 2, 2018 and August 2, 2018.

(d)	The description of the Company’s common stock contained in its registration statement filed pursuant to Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding,) if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, which the Company refers to as a proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) was authorized by the board of directors.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated certificate of incorporation limits the personal liability of its directors to the fullest extent permitted by section 102 of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company maintains directors’ and officers’ liability insurance for its officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 1-33089) filed on October 25, 2006).

4.2	Fourth Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K (File No. 1-33089) filed on February 28, 2017).

5.1*	Opinion of McGuireWoods LLP with respect to the legality of the shares of Common Stock being registered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.

23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2018 Omnibus Incentive Plan (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 1-33089) filed on June 20, 2018).

 ______________

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of August, 2018.

ExlService Holdings, Inc.
By:	/s/ Vishal Chhibbar
Name:	Vishal Chhibbar
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Rohit Kapoor, Vishal Chhibbar and Ajay Ayyappan, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with power to act without any other and with full and several power of substitution, for him or her and in his or her name, place and stead, to sign, in his or her capacity or capacities as shown below, any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully for all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of this 2nd day of August, 2018.

Name	Title

/s/ Rohit Kapoor	Chief Executive Officer, Vice Chairman and Director
Rohit Kapoor	(Principal Executive Officer)
/s/ Vishal Chhibbar	Executive Vice President and Chief Financial Officer
Vishal Chhibbar	(Principal Financial and Accounting Officer)

/s/ Garen K. Staglin	Chairman of the Board
Garen K. Staglin

/s/ Anne E. Minto	Director
Anne E. Minto

/s/ Clyde W. Ostler	Director
Clyde W. Ostler

/s/ David B. Kelso	Director
David B. Kelso

/s/ Deborah Kerr	Director
Deborah Kerr
/s/ Nitin Sahney	Director
Nitin Sahney

/s/ Som Mittal	Director
Som Mittal